UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 25, 2008

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AMERALIA, INC.
(Exact name of registrant as specified in its charter)

Utah	0-15474	87-0403973
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9233 Park Meadows Drive, Suite 431, Lone Tree, Colorado 80124
(Address of principal executive offices) (Zip Code)

(720) 876 2373
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 3.02	Unregistered Sale of Equity Securities
Item 5.01	Change of Control of Registrant
Item 8.01	Other Events

On September 25, 2008 AmerAlia, Natural Soda Holdings Inc. (“NSHI”) and its currently 46.5% owned subsidiary, Natural Soda, Inc. (“NSI”); Bill H. Gunn and Robert van Mourik, Directors and executive officers of AmerAlia (collectively the “AmerAlia parties”) entered into a Restructuring Agreement with Sentient USA Resources Fund, L.P. (Sentient”), Sentient USA Resources Fund II, L.P. (Sentient II”), and Sentient Global Resources Fund III, L.P. (“Sentient III” and collectively the “Sentient Entities”).  Pursuant to the Restructuring Agreement, upon the completion of closing conditions, the Sentient Entities will exchange numerous debt obligations for equity in AmerAlia and in its subsidiary, NSHI.  It is the intention of the parties that after the Closing, currently scheduled for October 27, 2008:
•	AmerAlia will be substantially debt free and have positive net working capital;
•	AmerAlia will own 18% of the equity of NSHI which will be debt free and will own all of NSI;
•	the Sentient Entities will own 82% of the equity of NSHI; and
•
the Sentient Entities may own in the range of 55% to 77% of AmerAlia’s issued common stock depending on its additional share purchases and the outcome of the Offer of AmerAlia Shares to our creditors discussed below.

Closing Conditions

Closing is subject to several conditions listed in the Restructuring Agreement which is attached hereto as Exhibit 10.52.  They include:
•	an amendment to the NSHI Articles of Incorporation to allow the issue of additional shares;
•	AmerAlia having filed its quarterly reports on Form 10-QSB for the 2008 fiscal year with the SEC;
•	payment of accrued and past due royalties to the Bureau of Land Management;
•	settlement of accrued obligations owed to EE Kinder Co.; and
•	delivery to Sentient of releases in a form acceptable to Sentient signed by the AmerAlia parties.

The Sentient Entities may waive compliance with any of these closing conditions.  Immediately prior to the closing each of the Sentient Entities will exchange its existing interests for new partnership interests in Sentient.

Restructuring of AmerAlia

As previously reported in our 2007 annual report on Form 10-KSB and in our quarterly report on Form 10-QSB for the quarter ended September 30, 2007, Sentient II acquired all of the Jacqueline Badger Mars Trust’s (the “Trust”) AmerAlia shares, debt securities and contractual obligations and rights.  A condition of the purchase was that the Trust pay AmerAlia’s debt and interest obligation of approximately $10 million to the Bank of America as required under a guaranty agreement between AmerAlia and the Trust.  Consequently, Sentient II acquired the right to make a claim for indemnification against AmerAlia for those monies paid by the Trust to the Bank of America.  Sentient also acquired the $469,628 Residual Promissory Note and the Guaranty Promissory Notes with a total principal value of $1,966,931, plus accrued interest.  Pursuant to the Restructuring Agreement, all of these interests will be exchanged for 5,977,800 shares of AmerAlia common stock.

AmerAlia also previously issued various promissory notes at 6% per annum interest to the Sentient Entities.  They include notes for $465,000 and $350,000 which, together with their accrued interest, are convertible into shares of AmerAlia common stock at $0.36 per share; and another note for $300,000.  In June 2008, Sentient III also acquired from HPD a promissory note AmerAlia had previously issued to US Filter for $1,200,000.  At the Closing, Sentient will exchange all these promissory notes and accrued interest for approximately 6,500,000 shares of AmerAlia common stock at the rate of $0.36 per share.

Pursuant to the Restructuring Agreement, Sentient shall also purchase up to 33,000,000 shares of AmerAlia common stock at $0.36 per share for $11,880,000.  The number of shares issuable to Sentient shall be reduced dollar for dollar to the extent holders of our Series A Debenture Secured Promissory Notes (“Series A Notes”) elect to exchange the Series A Notes and accrued interest for AmerAlia common stock.  In addition, at any time, and from time to time, during the thirty-six (36) months following Closing, Sentient shall have the right to purchase up to a total of 5,500,000 additional shares of AmerAlia common stock at a price of $0.36 per share.  Sentient only has the right to exercise this option to resolve obligations of AmerAlia that exist at Closing and are not discharged as of Closing, and then only if the holders of such unpaid obligations pursue claims against AmerAlia or its affiliates.  AmerAlia will not have the right to force Sentient to purchase all or any part of this amount.

AmerAlia intends that the issuance of these shares of AmerAlia common stock pursuant to the Restructuring Agreement will be exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation D promulgated under the Securities Act.

Restructuring of NSHI

At the Closing, AmerAlia will deliver to NSHI:
•	4,949 shares of NSHI Series A Preferred Stock,
•	$4,375,000 principal amount of NSHI Series A Debentures issued to AmerAlia plus interest accruing after March 31, 2008,
•	$12,000,000 principal amount of Series C Debentures plus accrued interest and
•	any residual obligations between NSHI and AmerAlia.

In exchange, AmerAlia will receive 129,000 shares of NSHI common stock in addition to the 51,000 shares it already has, together representing 18% of NSHI’s issued capital.

At the Closing, Sentient will deliver to NSHI:
•	$5,750,000 principal amount of Series A Debentures plus interest accruing thereon after March 31, 2008,
•	$11,300,000 principal amount of Series B1 Debentures plus accrued interest thereon,
•	1,428 shares of NSI common stock representing its 53.5% ownership of NSI,
•	one share of NSHI common stock and
•	its rights to $3,483,209 of interest payable on Series A Debentures plus any interest thereon.

In exchange, Sentient will receive 820,000 shares of NSHI common stock representing 82% of NSHI’s issued capital.

At the Closing NSHI will own all of the issued capital of NSI and will be debt free.  NSI will continue to have trade creditor obligations in the ordinary course of its business and its factoring facility obligation of up to $2,500,000 with the Wells Fargo Bank.

We expect that NSHI will call for additional capital from its shareholders to fund its further investment in NSI and AmerAlia will reserve $2,880,000 out of the funds raised for that purpose.

Offer of AmerAlia Shares and Use of Proceeds

Prior to Closing, we intend to offer to sell shares of AmerAlia common stock at $0.36 cents per share to:
•	holders of Series A Notes,
•	officers, directors or any affiliate having a claim on AmerAlia,
•	holders of AmerAlia preferred stock and
•	any other creditor of AmerAlia.

Following the full repayment of the Series A Notes (whether through conversion into shares or cash repayment), AmerAlia will have approximately $6.5 million remaining from the purchase of AmerAlia common stock by Sentient to be used as follows:
•	for the payment of withholding taxes,
•	to reserve $2,880,000 for an expected capital contribution to NSHI as discussed above;
•	for an additional $1,000,000 cash reserve.

Any remaining cash will be used to pay creditors.

We will need creditors holding at least $2,000,000 of our obligations to exchange them for AmerAlia common stock in order for AmerAlia to have $1,000,000 of positive net working capital at Closing.

Thus, the amount of working capital AmerAlia has at Closing will depend on the acceptance rate for the offer of AmerAlia shares.  If sufficient creditors do not accept this offer, we will be unable to fulfill our obligation to set aside cash of $1,000,000 as a reserve.

Ownership of AmerAlia Shares

If none of the holders of the Series A Notes accept the offer of AmerAlia shares for their notes and if creditors holding $2,000,000 of our obligations do accept the offer, then there will be approximately 70 million shares of common stock on issue with approximately 54 million shares held by Sentient representing approximately 77% ownership of the issued shares.   However, the number of shares held by Sentient will decrease to the extent that Series A Note holders accept shares for their obligations.  Similarly, other creditors accept shares for their obligations then Sentient’s percentage ownership will reduce.  For example, if all the Series A note holders accept equity for their principal and interest and creditors holding $2,000,000 of obligations accept the offer then Sentient’s ownership will be reduced to approximately 55%.

AmerAlia Shareholders’ Meeting

AmerAlia and Sentient will terminate the existing NSHI Securityholder agreement and enter into a new shareholder agreement which is Exhibit 6.g attached to the Restructuring Agreement.  This agreement contains drag along and tag along rights similar to those in the previous agreement.  AmerAlia is required to use commercially reasonable efforts to hold a shareholders’ meeting to approve the shareholder agreement and to increase the authorised capital of AmerAlia from 100,000,000 to 350,000,000 shares.  Pursuant to the Restructuring Agreement, Sentient also has the right to nominate Peter Cassidy and up to three additional suitably qualified persons for election by the shareholders as directors of AmerAlia.

Termination of the Restructuring Agreement

Either Sentient or any of the AmerAlia parties shall have the right (but not the obligation) to terminate this agreement if the Closing date has not occurred ninety (90) days from the date of the agreement (the “Outside Date”); provided that, such termination right shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement caused the failure of the Closing to occur by the Outside Date.  The Outside Date may be extended only by the written agreement of Sentient and the AmerAlia parties.

If either party fails to cure a breach of its obligations or duties under this Agreement for a period of more than fifteen (15) days, the non-breaching party shall have the right (but not the obligation) to terminate this agreement.

Forward Looking Statements

AmerAlia’s future conduct depends on a number of factors beyond our control, so we cannot assure you we will be able to conduct AmerAlia’s operations as we contemplate in this report.  This report contains various statements using the terms “may”, “expect to”, and other terms denoting future possibilities.  They are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  We cannot guarantee the accuracy of these statements as they are subject to a variety of risks beyond our ability to predict or control.  These risks may cause actual results to differ materially from the projections or estimates contained in this report.  These risks are discussed in our annual reports filed with the Securities and Exchange Commission.

Item 8.01	Other Events

In September 2008 we agreed with the Sentient Entities to extend the maturity date of the following promissory notes to September 30, 2008:
•	a promissory note, dated August 24, 2007 and due December 31, 2007, previously extended to July 31, 2008, issued to and held by Sentient II in the amount of $350,000;
•	a promissory note, dated May 27. 2008 and due July 31, 2008, issued to and held by Sentient in the amount of $465,000; and
•	a promissory note, dated June 24, 2008 and due July 31, 2008, issued to and held by Sentient III in the amount of $300,000.

We also agreed that Mr. Gunn has the authority on our behalf to further extend the maturity date of these notes to October 31, 2008 if agreed with the Sentient Entities.

Finally, we agreed with the trustees of the RCJ Superannuation Fund to extend the maturity date of the promissory note for $200,000 dated June 25, 2007, previously extended to December 31, 2007, to October 31, 2008.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

10.52	Restructuring Agreement with exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERALIA, INC.
(Registrant)

Date: October 1, 2008	By: /s/ Robert van Mourik
Name: Robert van Mourik
Title: Chief Financial Officer